Exhibit 1.1
This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION
TRIVAGO N.V.

DEFINITIONS AND INTERPRETATION
Article 1
38.1In these articles of association the following definitions shall apply:

Article	An article of these articles of association.
CEO	The Company's chief executive officer.
CFO	The Company's chief financial officer.
Chairman	The chairman of the Supervisory Board.
Class A share	A class A share in the Company's capital.
Class B share	A class B share in the Company's capital.
Class Meeting	The meeting of holders of shares of a certain class.
Company	The company to which these articles of association pertain.
DCC	The Dutch Civil Code.
General Meeting	The Company's general meeting of shareholders.
Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.
Indemnified Officer	A current or former Managing Director or Supervisory Director and such other current or former officer or employee of the Company or its Group Companies as designated by the Management Board.

Management Board	The Company's management board.
Management Board Rules	The internal rules applicable to the Management Board.
Managing Director	A member of the Management Board.
Meeting Rights	With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company's cooperation, including the right to attend and address a General Meeting.
Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for shares issued with the Company's cooperation.
Registration Date	The date of registration for a General Meeting as provided by law.
Simple Majority	More than half of the votes cast.
Subsidiary
A subsidiary of the Company within the meaning of Section 2:24a DCC, including:
a.    an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and
b.    an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes.

Supervisory Board	The Company's supervisory board.

Supervisory Board Rules	The internal rules applicable to the Supervisory Board.
Supervisory Director	A member of the Supervisory Board.
38.2Unless the context requires otherwise, references to "shares" or "shareholders" without further specification are to any class of shares or to the holders thereof, respectively.
38.3References to statutory provisions are to those provisions as they are in force from time to time.
38.4Terms that are defined in the singular have a corresponding meaning in the plural.
38.5Words denoting a gender include each other gender.
38.6Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

NAME AND SEAT
Article 2
38.1The Company's name is trivago N.V.
38.2The Company has its corporate seat in Amsterdam.

OBJECTS
Article 3
The Company's objects are:
a.to participate in, to finance, to collaborate with, to conduct the management or supervision of and to hold any other interest in other entities, companies, partnerships and businesses;
b.to provide advice and services of whatever nature;
c.to invest and divest funds;
d.to acquire, administer, exploit, invest, encumber and dispose of assets and liabilities;
e.to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and
f.to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS
Article 4
38.1The Company's authorised share capital amounts to two hundred and thirty-four million euro (EUR 234,000,000).
38.2The authorised share capital is divided into:
a.seven hundred million (700,000,000) Class A shares, each having a nominal value of six eurocents (EUR 0.06); and
b.three hundred and twenty million (320,000,000) Class B shares, each having a nominal value of sixty eurocents (EUR 0.60).
38.3Upon the conversion of one or more Class B shares into Class A shares in the ratio described in Article 6.1, the authorised share capital set out in Article 4.2 shall decrease with the number of Class B shares so converted and shall increase with the number of Class A shares into which such Class B shares are converted.
38.4The Management Board may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Management Board, subject to the approval of the Supervisory Board. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.
38.5The Company may cooperate with the issue of depository receipts for shares in its capital, provided that resolutions of the Management Board to provide such cooperation shall be subject to the approval of the Supervisory Board.

SHARES - FORM OF SHARES AND SHARE REGISTER
Article 5
38.1All shares are registered shares, provided that the Management Board, subject to the approval of the Supervisory Board, may resolve that one or more shares are bearer shares, represented by physical share certificates.
38.2The Management Board is not required to comply with a request made by a shareholder to convert one or more of his registered shares into bearer shares or vice versa. If the Management Board resolves to grant such a request, the shareholder concerned shall be charged for the costs of such conversion.
38.3Registered shares shall be numbered consecutively, starting from 1 for each class of shares.

38.4The Management Board shall keep a register setting out the names and addresses of all holders of registered shares and all holders of a usufruct or pledge in respect of such shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.
38.5Shareholders, usufructuaries and pledgees whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.
38.6All notifications may be sent to shareholders, usufructuaries and pledgees whose particulars must be set out in the register at their respective addresses as set out in the register.
38.7If the Management Board, subject to the approval of the Supervisory Board, has resolved that one or more shares are bearer shares, share certificates shall be issued for such bearer shares in such form as the Management Board may determine. Share certificates may represent one or more bearer shares. Each share certificate shall be signed by or on behalf of a Managing Director.
38.8The holder of evidence of a bearer share may request the Company to provide him with a duplicate for a missing share certificate. The Company shall only provide such duplicate:
a.if the party making the request can demonstrate, to the satisfaction of the Management Board, that such party is indeed entitled to receive such duplicate; and
b.if a period of four weeks has elapsed after having published the request on the Company's website, without any objection to such request having been received by the Company within that period.
38.9If an objection as referred to in Article 5.8 paragraph b. has been received by the Company in a timely fashion, the Company shall only provide the duplicate to the party who requested such duplicate after having been provided with a copy of a binding advice or court order to provide such duplicate, without the Company being required to investigate the competence of the relevant arbitrators or court, as the case may be, or the validity of such binding advice or judgment, as the case may be.
38.10Upon a duplicate of a share certificate for a bearer share having been provided by the Company, such duplicate shall replace the original share certificate and no rights can be derived any longer from the share certificate thus replaced.

SHARES - CONVERSION
Article 6
38.1Each Class B share can be converted into ten Class A shares subject to the provisions of this Article 6. Class A shares cannot be converted into Class B shares.
38.2Each holder of one or more Class B shares may request the conversion of all or part of his Class B shares into Class A shares in the ratio set out in Article 6.1 by means of a written request addressed to the Management Board. Such a request must be duly signed by an authorised representative of the relevant holder of Class B shares and must include:
a.a specification of the number of Class B shares to which the request pertains;
b.representations by the holder of Class B shares concerned that:
i.the Class B shares to which the request pertains are not encumbered with any usufruct, pledge or other encumbrance;
ii.no depository receipts or other derivative financial instruments have been issued for the Class B shares to which the request pertains; and
iii.the holder of Class B shares concerned has full power to dispose over its assets and is authorised to perform the acts described in Article 6.3;
c.an irrevocable undertaking in favour of the Company by the holder of Class B shares concerned:
i.to take no action (and not to omit taking any action) which would render the representations referred to in paragraph b. above untrue or incorrect upon the performance of the acts described in Article 6.3; and
ii.to indemnify the Company and hold the Company harmless against any financial losses or damages incurred by the Company and any expense reasonably paid or incurred by the Company in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which the Company becomes involved as a result of the conversion so requested, in each case to the extent permitted by applicable law and except to the extent that a competent court or arbitral tribunal has established that such financial losses, damages, expenses, suit, claim, action or legal proceedings arose or were initiated as a result of actions or omissions by the Company which are considered to constitute malice, gross negligence or intentional recklessness attributable to the Company; and
d.an irrevocable and unconditional power of attorney granted by the relevant holder of Class B shares to the Company, with full power of substitution and governed by Dutch law, to perform the acts described in Article 6.3 on behalf of such holder of Class B shares.
38.3Subject to Article 6.4, upon receipt of a request referred to in Article 6.2:
a.the Management Board shall resolve to convert the number of Class B shares specified in the request into Class A shares in the ratio set out in Article 6.1, effective immediately; and
b.promptly following the conversion referred to in paragraph a. above, the shareholder who made such request shall transfer nine out of every ten Class A shares into which his Class B shares were converted pursuant to the resolution referred to in paragraph a. above to the Company for no consideration and the Company shall accept such Class A shares.
38.4Neither the Management Board nor the Company is required to effect a conversion of Class B shares:
a.if the request referred to in Article 6.2 does not comply with the specifications and requirements set out in Article 6.2 or if the Management Board reasonably believes that the information included in such request is untrue or incorrect; or
b.to the extent that the Company would not be permitted under applicable law to acquire the relevant number of Class A shares as described in Article 6.3 paragraph b. in connection with such conversion.

SHARES - ISSUE
Article 7
38.1Shares can be issued pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority.

38.2In order for a resolution of the General Meeting on an issuance or an authorisation as referred to in Article 7.1 to be valid, a prior or simultaneous approval shall be required from each Class Meeting of shares whose rights are prejudiced by the issuance.
38.3The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.
38.4The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS
Article 8
38.1Upon an issue of shares, each holder of Class A shares and each holder of Class B shares shall have a pre-emption right in proportion to the aggregate nominal value of his Class A shares and his Class B shares.
38.2In deviation of Article 8.1, shareholders do not have pre-emption rights in respect of:
a.shares issued against non-cash contribution; or
b.shares issued to employees of the Company or of a Group Company.
38.3The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless all shares are registered shares and the announcement is sent in writing to all shareholders at the addresses submitted by them.
38.4Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.
38.5Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 7.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.
38.6A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 8.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

38.7The preceding provisions of this Article 8 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT
Article 9
38.1Without prejudice to Section 2:80(2) DCC, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share.
38.2Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.
38.3Payment in a currency other than the euro may only be made with the Company's consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE
Article 10
38.1The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.
38.2The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company's capital by others, unless the Management Board resolves to do so and Section 2:98c DCC is observed.
38.3The preceding provisions of this Article 10 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES
Article 11
38.1The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.
38.2The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Management Board, subject to the approval of the Supervisory Board, for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.
38.3An authorisation as referred to in Article 11.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire Class A shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these Class A shares are included on the price list of a stock exchange.
38.4Without prejudice to Articles 11.1 through 11.3, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Management Board, must be within the range stipulated by the General Meeting as referred to in Article 11.3.
38.5The previous provisions of this Article 11 do not apply to shares acquired by the Company under universal title of succession.
38.6In this Article 11, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL
Article 12
38.1The General Meeting can resolve to reduce the Company's issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.
38.2A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which the Company holds the depository receipts.

38.3A resolution to reduce the Company's issued share capital, shall require a prior or simultaneous approval from each Class Meeting of shares whose rights are prejudiced.
38.4A resolution of the General Meeting to reduce the Company's issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting. The previous sentence applies mutatis mutandis to a resolution as referred to in Article 12.3.

SHARES - ISSUE AND TRANSFER REQUIREMENTS
Article 13
38.1Except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.
38.2The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.
38.3For as long as shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of such shares to the extent they are recorded in the register administered by the relevant transfer agent.

SHARES - USUFRUCT AND PLEDGE
Article 14
38.1Shares can be encumbered with a usufruct or pledge.
38.2The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.
38.3In deviation of Article 14.2, the holder of a usufruct or pledge on shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created.
38.4Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

MANAGEMENT BOARD - COMPOSITION
Article 15
38.1The Company has a Management Board consisting of one or more Managing Directors. The Management Board shall be composed of individuals.
38.2The Supervisory Board shall determine the number of Managing Directors.
38.3The Supervisory Board may designate any Managing Director as CEO, CFO or as any other officer of the Company, with such duties and responsibilities as shall be determined by the Management Board. The Supervisory Board may revoke or change the officer title assigned to any Managing Director, provided that the Managing Director concerned shall subsequently continue his term of office as a Managing Director without having such officer title.
38.4If a Managing Director is absent or incapacitated, the other Managing Director(s) shall be charged with the management of the Company. If one or more Managing Directors are absent or incapacitated, the Supervisory Board may designate one or more persons (who may, but do not necessarily need to be, Supervisory Directors) to be temporarily entrusted with the management of the Company in place of such absent or incapacitated Management Director(s).
38.5A Managing Director shall be considered to be unable to act within the meaning of Article 15.4:
a.in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Supervisory Board on the basis of the facts and circumstances at hand);
b.during his suspension; or
c.in the deliberations and decision-making of the Management Board on matters in relation to which he has declared to have, or in relation to which the Supervisory Board has established that he has, a conflict of interests as described in Article 18.6.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL
Article 16
38.1The General Meeting shall appoint the Managing Directors and may at any time suspend or dismiss any Managing Director. In addition, the Supervisory Board may at any time suspend a

Managing Director. A suspension by the Supervisory Board can at any time be lifted by the General Meeting.
38.2The General Meeting can only appoint Managing Directors upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.
38.3At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.
38.4A resolution of the General Meeting to suspend or dismiss a Managing Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.
38.5If a Managing Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

MANAGEMENT BOARD - DUTIES AND ORGANISATION
Article 17
38.1The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.
38.2The Management Board shall draw up Management Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Managing Directors shall act in compliance with the Management Board Rules. A resolution of the Management Board to draw up or amend the Management Board Rules shall be subject to the approval of the Supervisory Board.

38.3The Management Board may, subject to the approval of the Supervisory Board, perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

MANAGEMENT BOARD - DECISION-MAKING
Article 18
38.1Without prejudice to Article 18.5, each Managing Director may cast one vote in the decision-making of the Management Board.
38.2A Managing Director can only be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board to the extent allowed under the Management Board Rules.
38.3Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Management Board Rules provide differently.
38.4Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a meeting of the Management Board.
38.5Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote, provided that a CEO has been appointed and there are at least three Managing Directors in office. Otherwise, the relevant resolution shall not have been passed in case of a tied vote.
38.6A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board. A conflict of interests as described in this Article 18.6 shall not be considered to exist by reason only of a Managing Director's affiliation with a direct or indirect shareholder of the Company.
38.7Subject to the provisions of the Management Board Rules, meetings of the Management Board can be held through audio-communication facilities, unless a Managing Director objects thereto.
38.8Subject to the provisions of the Management Board Rules, resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 18.1 through 18.6 apply mutatis mutandis.
38.9The approval of the Supervisory Board is required for resolutions of the Management Board concerning the matters specified in these articles of association and/or in the Management Board Rules from time to time.
38.10The approval of the General Meeting is required for resolutions of the Management Board concerning a material change to the identity or the character of the Company or the business, including in any event:
a.transferring the business or materially all of the business to a third party;
b.entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and
c.acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company's most recently adopted annual accounts.
38.11The absence of the approval of the Supervisory Board or the General Meeting of a resolution as referred to in Articles 18.9 or 18.10, respectively, shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Management Board or of the Managing Directors.

MANAGEMENT BOARD - COMPENSATION
Article 19
38.1The General Meeting shall determine the Company's policy concerning the compensation of the Management Board with due observance of the relevant statutory requirements.
38.2The compensation of Managing Directors shall be determined by the Supervisory Board with due observance of the policy referred to in Article 19.1.
38.3The Supervisory Board shall submit proposals concerning compensation arrangements in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Management Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

MANAGEMENT BOARD - REPRESENTATION
Article 20
38.1The Management Board is entitled to represent the Company.
38.2The power to represent the Company also vests in each Managing Director individually.
38.3The Company may also be represented by the holder of a power of attorney to that effect, subject to the provisions of the Management Board Rules. If the Company grants a power of attorney to an individual, the Management Board may grant an appropriate title to such person.

SUPERVISORY BOARD - COMPOSITION
Article 21
38.1The Company has a Supervisory Board consisting of one or more Supervisory Directors. The Supervisory Board shall be composed of individuals.
38.2The Supervisory Board shall determine the number of Supervisory Directors.
38.3The Supervisory Board shall elect a Supervisory Director to be the Chairman. The Supervisory Board may dismiss the Chairman, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman.
38.4Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Supervisory Board has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the supervision of the Company. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be attributed to the former Supervisory Director who most recently ceased to hold office as the Chairman, provided that he is willing and able to accept that position. If such former Supervisory Director is not willing and able to accept that position, the General Meeting shall designate one or more persons to be charged with the supervision of the Company. The person(s) charged with the supervision of the Company pursuant to the previous two sentences shall cease to hold that position when the General

Meeting has appointed one or more persons as Supervisory Director(s). Article 15.5 in conjunction with Article 24.6 applies mutatis mutandis.

SUPERVISORY BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL
Article 22
38.1The General Meeting shall appoint the Supervisory Directors and may at any time suspend or dismiss any Supervisory Director.
38.2The General Meeting can only appoint a Supervisory Director upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.
38.3Upon the making of a nomination for the appointment of a Supervisory Director, the following information shall be provided with respect to the candidate:
a.his age and profession;
b.the aggregate nominal value of the shares held by him in the Company's capital;
c.his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;
d.the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group's name shall suffice.
The nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.
38.4At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.
38.5A resolution of the General Meeting to suspend or dismiss a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

38.6If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

SUPERVISORY BOARD - DUTIES AND ORGANISATION
Article 23
38.1The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.
38.2The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.
38.3The Supervisory Board shall draw up Supervisory Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Supervisory Directors shall act in compliance with the Supervisory Board Rules.
38.4The Supervisory Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Supervisory Board. The Supervisory Board shall draw up (and/or include in the Supervisory Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

SUPERVISORY BOARD - DECISION-MAKING
Article 24
38.1Without prejudice to Article 24.5, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board.
38.2A Supervisory Director can only be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board to the extent allowed under the Supervisory Board Rules.

38.3Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Supervisory Board Rules provide differently.
38.4Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a meeting of the Supervisory Board.
38.5Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote, provided that there are at least three Supervisory Directors in office. Otherwise, the relevant resolution shall not have been passed in case of a tied vote.
38.6A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a conflict of interests as described in the previous sentence. A conflict of interests as described in this Article 24.6 shall not be considered to exist by reason only of a Supervisory Director's affiliation with a direct or indirect shareholder of the Company.
38.7Subject to the provisions of the Supervisory Board Rules, meetings of the Supervisory Board can be held through audio-communication facilities, unless a Supervisory Director objects thereto.
38.8Subject to the provisions of the Supervisory Board Rules, resolutions of the Supervisory Board may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 24.1 through 24.6 apply mutatis mutandis.

SUPERVISORY BOARD - COMPENSATION
Article 25
The General Meeting may grant a compensation to the Supervisory Directors.

INDEMNITY
Article 26
38.1The Company shall indemnify and hold harmless each of its Indemnified Officers against:
a.the reasonable costs of conducting a defence against a claim based on acts or failures to act in the exercise of their statutory duties or any other duties currently or previously performed by them at the request of the Company or any Group Company;
b.any damages, fines or other financial losses incurred by such Indemnified Officer as a result of an act or failure to act as referred to in paragraph a. above; and
c.any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, with the exception of proceedings primarily aimed at pursuing a claim on such Indemnified Officer's own behalf, in each case to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.
38.2No indemnification shall be given to an Indemnified Officer under these articles of association:
a.if a competent court or arbitral tribunal has established in a final and conclusive decision that the act or failure to act of such Indemnified Officer that led to the financial losses, fines, damages, expenses, suit, claim, action or legal proceedings as described in Article 26.1 can be characterised as wilful, intentionally reckless or seriously culpable conduct attributable to such Indemnified Officer, unless Dutch law provides otherwise or if this would, in view of the circumstances of the case at hand, be unacceptable according to standards of reasonableness and fairness;
b.to the extent that his financial losses, fines, damages and expenses are covered under an insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, fines, damages and expenses (or has irrevocably undertaken to do so); or
c.in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association or an agreement between such Indemnified Officer and the Company which has been approved by the Management Board.

38.3The Management Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 26.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS
Article 27
38.1Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company's financial year.
38.2A General Meeting shall also be held:
a.within three months after the Management Board has considered it to be likely that the Company's equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and
b.whenever the Management Board or the Supervisory Board so decides.
38.3General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, Haarlem, The Hague, 's-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle. If and when allowed pursuant to applicable law, those who convene the General Meeting may also decide whether (and if so, under what conditions) the General Meeting shall also or exclusively be accessible through the use of electronic means. In that case, references in these articles of association to attendance of a General Meeting shall include attendance by electronic means and Article 29.2, with the exception of the first sentence of Article 29.2, shall apply mutatis mutandis in respect of attendance by electronic means.
38.4If the Management Board and the Supervisory Board have failed to ensure that a General Meeting as referred to in Articles 27.1 or 27.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.
38.5One or more Persons with Meeting Rights who collectively represent at least the part of the Company's issued share capital prescribed by law for this purpose may request the Management Board and the Supervisory Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If neither the Management Board nor the Supervisory Board (each in that case being equally authorised for this purpose) has taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

38.6Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company's issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.
38.7A General Meeting must be convened with due observance of the relevant statutory minimum convening period.
38.8All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The holders of registered shares may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.6. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES
Article 28
38.1The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:
a.by the Chairman, if there is a Chairman and he is present at the General Meeting;
b.by another Supervisory Director who is chosen by the Supervisory Directors present at the General Meeting from their midst;
c.by the CEO, if there is a CEO and he is present at the General Meeting;
d.by another Managing Director who is chosen by the Managing Directors present at the General Meeting from their midst; or
e.by another person appointed by the General Meeting.
The person who should chair the General Meeting pursuant to paragraphs a. through e. may appoint another person to chair the General Meeting instead of him.
38.2The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Any Managing Director and Supervisory Director may instruct a civil law notary to draw up such an official report at the Company's expense.

38.3The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:
a.the persons who have Meeting Rights at that General Meeting, or their proxyholders; and
b.those who have a statutory right to attend that General Meeting on other grounds.
38.4The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.
38.5The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or driver's license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.
38.6The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.
38.7The General Meeting shall be conducted in the language reasonably determined by the chairman of the General Meeting.
38.8The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS
Article 29
38.1Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional shares of a certain class (if any) together constituting the nominal value of a share of that class shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.
38.2The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Management Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.
38.3The Management Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Registration Date.
38.4For the purpose of Articles 29.1 through 29.3, those who have voting rights and/or Meeting Rights on the Registration Date and are recorded as such in a register designated by the Management Board shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Subject to mandatory Dutch law, the Management Board is free to determine, when convening a General Meeting, whether the previous sentence applies.
38.5Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting. When a General Meeting is convened the Management Board may stipulate not to apply the previous provisions of this Article 29.5 in respect of the exercise of Meeting Rights and/or voting rights attached to Class B shares at such General Meeting.

GENERAL MEETING - DECISION-MAKING
Article 30
38.1Each Class A share shall give the right to cast one vote at the General Meeting. Each Class B share shall give the right to cast ten votes at the General Meeting. Fractional shares of a certain class, if any, collectively constituting the nominal value of a share of that class shall be considered to be equivalent to such a share.

38.2No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.
38.3Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority.
38.4Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.
38.5Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.
38.6The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.
38.7The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman's determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.
38.8The Management Board shall keep a record of the resolutions passed. The record shall be available at the Company's office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.
38.9The Managing Directors and Supervisory Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS
Article 31
38.1The following resolutions can only be passed by the General Meeting at the proposal of the Management Board, subject to the approval of the Supervisory Board:

a.the issue of shares or the granting of rights to subscribe for shares;
b.the limitation or exclusion of pre-emption rights;
c.the designation or granting of an authorisation as referred to in Articles 7.1, 8.5 and 11.2, respectively;
d.the reduction of the Company's issued share capital;
e.the making of a distribution from the Company's profits or reserves on the Class A shares or on the Class B shares;
f.the making of a distribution in the form of shares in the Company's capital or in the form of assets, instead of in cash;
g.the amendment of these articles of association;
h.the entering into of a merger or demerger;
i.the instruction of the Management Board to apply for the Company's bankruptcy; and
j.the Company's dissolution.
38.2For purposes of Article 31.1, a resolution shall not be considered to have been proposed by the Management Board if such resolution has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 27.5 and/or 27.6, unless the Management Board has expressly indicated its support of such resolution in the agenda of the General Meeting concerned or in the explanatory notes thereto.

CLASS MEETINGS
Article 32
38.1A Class Meeting shall be held whenever a resolution of that Class Meeting is required by Dutch law or under these articles of association and otherwise whenever the Management Board or the Supervisory Board so decides.
38.2Without prejudice to Article 32.1, for Class Meetings, the provisions concerning the convening of, drawing up of the agenda for, holding of and decision-making by the General Meeting apply mutatis mutandis.
38.3For as long as Class B shares are not admitted to trading on a stock exchange, the following shall apply in relation to Class Meetings of Class B shares (notwithstanding Article 32.2):
a.Articles 27.3, 27.8, 28.3 and 30 apply mutatis mutandis;

b.a Class Meeting must be convened no later than on the eighth day prior to that of the meeting;
c.a Class Meeting shall appoint its own chairman;
d.where the rules laid down by these articles of association in relation to the convening, location of or drawing up of the agenda for a Class Meeting have not been complied with, legally valid resolutions may still be passed by that Class Meeting by a unanimous vote at a meeting at which all shares of the relevant class are represented; and
e.holders of Class B shares may pass resolutions in writing instead of at a meeting by a unanimous vote of all shareholders concerned; the votes may be cast electronically.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT
Article 33
38.1The Company's financial year shall coincide with the calendar year.
38.2Annually, within the relevant statutory period, the Management Board shall prepare the annual accounts and the management report and deposit them at the Company's office for inspection by the shareholders.
38.3The annual accounts shall be signed by the Managing Directors and the Supervisory Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.
38.4The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.
38.5The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT
Article 34
38.1The General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Supervisory Board shall be authorised, failing which the Management Board shall be authorised.

38.2The instruction may be revoked by the General Meeting and by the body that has granted the instruction; the instruction granted by the Management Board can also be revoked by the Supervisory Board. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL
Article 35
38.1A distribution can only be made to the extent that the Company's equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.
38.2The Management Board may, subject to the approval of the Supervisory Board, resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 35.1 has been met.
38.3Distributions shall be made in proportion to the aggregate number of shares held, irrespective of the nominal value of such shares.
38.4The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Management Board for that purpose, subject to the approval of the Supervisory Board. This date shall not be earlier than the date on which the distribution was announced.
38.5The General Meeting may resolve, subject to Article 31, that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of the Company's assets.
38.6A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the Management Board, subject to the approval of the Supervisory Board. If it concerns a distribution in the form of the Company's assets, the Management Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company's accounts with due observance of applicable law (including the applicable accounting principles), subject to the approval of the Supervisory Board.
38.7A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

38.8For the purpose of calculating the amount or allocation of any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS - RESERVES
Article 36
38.1All reserves maintained by the Company shall be attached to the Class A shares and the Class B shares as if they are shares of the same class.
38.2Subject to Article 31, the General Meeting is authorised to resolve to make a distribution from the Company's reserves.
38.3Without prejudice to Article 36.4, distributions from a reserve shall be made on the Class A shares and the Class B shares as if they are shares of the same class.
38.4Subject to the approval of the Supervisory Board, the Management Board may resolve to charge amounts to be paid up on shares against the Company's reserves, irrespective of whether those shares are issued to existing shareholders.

DISTRIBUTIONS - PROFITS
Article 37
38.1Subject to Article 35.1, the profits shown in the Company's annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:
a.subject to the approval of the Supervisory Board, the Management Board shall determine which part of the profits shall be added to the Company's reserves; and
b.subject to Article 31, the remaining profits shall be at the disposal of the General Meeting for distribution on the Class A shares and the Class B shares as if they are shares of the same class.
38.2Without prejudice to Article 35.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION
Article 38
38.1In the event of the Company being dissolved, the liquidation shall be effected by the Management Board under the supervision of the Supervisory Board, unless the General Meeting decides otherwise.
38.2To the extent possible, these articles of association shall remain in effect during the liquidation.
38.3To the extent that any assets remain after payment of all of the Company's debts, those assets shall be distributed to the holders of Class A shares and the Class B shares as if they are shares of the same class. Article 35.3 applies mutatis mutandis.
38.4After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.